EXHIBIT 23-a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Morgan Stanley (the “Company”) on Form S-3 of our reports dated February 25, 2014, relating to the consolidated financial statements of Morgan Stanley and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Morgan Stanley for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in each prospectus which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 19, 2014